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                                                                   EXHIBIT 10.15

ABSTRACT OF UNION AGREEMENT

ITEM 13-J

         The Employer agrees that if a decision is made to sell the Company, either in whole or in part, the Union shall be notified and TREATED AS AN EQUIVALENT BUYER, with the understanding that there is currently another company with the Right of First Refusal. The Union (or its agents) shall be given the necessary information as an interested buyer, upon execution of a confidentiality agreement, and shall be given the opportunity to make bids on an equivalent basis and time period. The Employer further agrees that it will consider employee-ownership options if any sale of the Company or its parts is considered.

         The Employer agrees that the contract is with the Sheldahl Company as set out in Article I and its successors or assigns and agrees to FACILITATE MEETINGS BETWEEN OTHER BUYERS AND THE UNION.